STAAR

David Bailey
President and CEO

April 11, 2007

Deborah Andrews
5907 Colt Court
Rancho Cucamonga, CA 91739

Dear Deborah Andrews:

On behalf of STAAR's Board of Directors and me, please accept this letter to acknowledge our appreciation for the job that you have done in the past year. Your contribution to the company is sincerely appreciated and we are awarding you with a bonus in the amount of $50,000. Your salary will also be increased to $250,000 (11% increase) effective April 2, 2007. In addition you have been granted an option to purchase 40,000 shares of STAAR Surgical Company common stock at the price of $5.39 per share, the closing price of our common stock on April 2, 2007. The options vest over three years, and you will be receiving a Notice of Grant and Option Agreement that contain further details.

It is always a pleasure to acknowledge employees who have made significant contributions by performing their responsibilities in a manner that brings credit to themselves and the organization. We hope you will take pride in your achievement.

We are all part of a team that can benefit from each member's contributions. Please accept our gratitude for a job well done.

I look forward to a very successful 2007 for STAAR and all its employees.

Sincerely,

David Bailey
President and Chief Executive Officer